UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BJ SERVICES COMPANY

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 30, 2007

The Annual Meeting of the Stockholders of BJ Services Company (the “Company”) will be held on Tuesday, January 30, 2007, at 11:00 a.m. local time, at The Westin Galleria Hotel, located at 5060 West Alabama St., Houston, Texas 77056, for the following purposes:

1.	To elect two Class II directors to serve a three-year term; and

2.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

All stockholders of record at the close of business on December 8, 2006, are entitled to notice of, and to vote at, the meeting and any adjournment or postponement. Stockholders holding at least a majority of the outstanding shares of the Company are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. and seating will begin at 10:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

J. W. Stewart

Chairman of the Board, President

and Chief Executive Officer

Houston, Texas

December 20, 2006

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND
RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Stockholders (the “2007 Annual Meeting”) of BJ Services Company, a Delaware corporation (the “Company”), to be held at The Westin Galleria Hotel, located at 5060 West Alabama St., Houston, Texas 77056, on Tuesday, January 30, 2007, at 11:00 a.m. local time. Stockholders of record at the close of business on December 8, 2006, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement.

When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the meeting in person and so notifying the inspector of elections.

Management does not intend to present any business for a vote at the meeting, other than the election of directors. Unless stockholders specify otherwise in their proxy, their shares will be voted “FOR” the election of the nominees listed in this proxy statement. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment.

The complete mailing address of our executive offices is 4601 Westway Park Boulevard, Houston, Texas 77041. The approximate date on which this proxy statement and the accompanying proxy card were first sent or given to our stockholders is December 20, 2006.

VOTING SECURITIES

On December 8, 2006, the record date, there were outstanding and entitled to vote 293,176,573 shares of common stock (together with the associated preferred share purchase rights, the “Common Stock”), held of record by approximately 1,398 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. Stockholders do not have cumulative voting rights.

The following table lists all persons who beneficially own more than 5% of our outstanding voting securities, to the knowledge of our management, as of the record date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Barclays Global Investors, NA 45 Fremont St. San Francisco, California 94105	30,369,979	(1)	10.4%

(1)	Based on the Schedule 13G jointly filed Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited on December 11, 2006, (a) Barclays Global Investors, NA has sole voting power over 17,743,938 shares of common stock and sole dispositive power over 21,601,342 shares of common stock, (b) Barclays Global Fund Advisors has sole voting and dispositive power over 2,577,304 shares of common stock, (c) Barclays Global Investors, Ltd. has sole voting power over 4,309,763 shares of common stock and sole dispositive power over 4,332,540 shares of common stock, (d) Barclays Global Investors Japan Trust and Banking Company Limited has sole voting and dispositive power over 382,702 shares of common stock and (e) Barclays Global Investors Japan Limited has sole voting and dispositive power over 1,476,091 shares of common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors. Our Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Two Class II directors will be elected at the 2007 Annual Meeting to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2010. Pursuant to Delaware law, if there is a vacancy on the Board of Directors, a majority of the remaining directors can elect a successor, and the person elected will hold office for the remainder of the full term of the vacating director and thereafter until the election of a successor director.

Recommendation; Proxies. The Board of Directors recommends a vote “FOR” each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority “FOR” the election of the nominees named below. Although our Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees. The following table sets forth information for each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.

Name	Principal Occupation	Age	Director Since	Class
Don D. Jordan	In December 1999, Mr. Jordan retired as Chairman of the Board of Reliant Energy, Inc., a diversified international energy services company that has operations in all segments of the energy chain that bring natural gas and electricity to customers. Mr. Jordan was employed by various subsidiaries of Reliant Energy, Inc. from 1956 until his retirement. He currently serves as a director of AEGIS Insurance Services.	74	1990	II

William H. White	Mr. White has been the Mayor of the City of Houston, Texas since January 2, 2004. From 1997 through December 2003, Mr. White was the President and Chief Executive Officer of WEDGE Group Incorporated, an investment firm with holdings in real estate, engineering and construction, and oil and gas services. From 1993 to 1995, Mr. White served as Deputy Secretary of Energy of the United States. Prior to that, Mr. White was a partner with the Houston-based law firm of Susman Godfrey. He has previously served on the board of directors of several public companies.	52	2003	II

Other Directors. The following table sets forth certain information for the Class I and Class III directors, whose terms will expire at the Annual Meetings of Stockholders in 2008 and 2009, respectively.

Name	Principal Occupation	Age	Director Since	Class
John R. Huff	Mr. Huff is the current Chairman and former Chief Executive Officer of Oceaneering International, Inc., an oilfield services corporation. He was Chief Executive Officer from August 15, 1986 until May 12, 2006 and has served as Chairman of the Board since 1990. Mr. Huff is also a director of Suncor Energy Inc. and Rowan Companies, Inc.	60	1992	I
Michael E. Patrick	Mr. Patrick has been the Vice President and Chief Investment Officer for The Meadows Foundation, Inc., a private foundation, since December 1, 1995. He served as Managing Director for M. E. Zukerman Energy Advisors from July 1994 to November 1995. He served as Executive Vice President, Chief Financial Officer and a director of Lomas Financial Corporation, parent, and President and Chief Operating Officer of two operating subsidiaries from 1992 to December 31, 1993. From 1984 to 1991, Mr. Patrick was Executive Vice Chancellor for Asset Management of the University of Texas System, where he was responsible for the investment of all endowment funds. Mr. Patrick is also a director of Cooper Cameron Corporation and Apptricity Corporation.	62	1995	I

L. William Heiligbrodt	Currently, Mr. Heiligbrodt is a private investor and managing partner in a family business. From February 1999 to February 2003, he served as a consultant to Service Corporation International, a funeral services corporation (“SCI”). President and Chief Operating Officer of SCI until February 1999, he had served in various management positions with SCI since February 1990. Prior to joining SCI, Mr. Heiligbrodt served as President of Provident Services, Inc. from March 1988 to February 1990. Prior to that, he served for five years as Vice Chairman and Chief Executive Officer of WEDGE Group Incorporated.	65	1992	III

James L. Payne	Mr. Payne has served as Chairman and Chief Executive Officer of Shona Energy Company, LLC since March 2005. In May 2004, Mr. Payne retired as Chairman, President and Chief Executive Officer of Nuevo Energy Company, which is engaged in the production of oil and gas. Mr. Payne had served in that capacity since October 2001. Mr. Payne served as Chairman and Chief Executive Officer of Santa Fe Energy from 1990 until May 1999, when Santa Fe merged with Snyder Oil Corporation, which also is engaged in the production of oil and gas. Following the merger, he was Chief Executive Officer and then Chief Executive Officer and Chairman of the merged company, Santa Fe Snyder Corporation. Santa Fe Snyder merged with Devon Energy Corporation, which also is engaged in the production of oil and gas, in August 2000, and Mr. Payne was Vice Chairman and a director of Devon through January 2001. Mr. Payne is also a director of Nabors Industries Ltd. and Global Industries, Ltd.	69	1999	III

Name	Principal Occupation	Age	Director Since	Class
J. W. Stewart	Mr. Stewart is Chairman of the Board, President and Chief Executive Officer. He joined Hughes Tool Company in 1969 as Project Engineer and served as Vice President—Legal and Secretary of Hughes Tool Company and as Vice President—Operations for a predecessor of the Company prior to being named our President in 1986. In 1990, he was also named Chairman and Chief Executive Officer of the Company.	62	1990	III

Beneficial Ownership of Directors and Executive Officers. The following table sets forth the beneficial ownership of Common Stock as of December 8, 2006, by each current director (including each nominee), each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group.

Name or Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
L. William Heiligbrodt	47,697	*
John R. Huff	70,456	*
Don D. Jordan	70,456	*
Michael E. Patrick	70,456	*
James L. Payne	62,456	*
J. W. Stewart	3,674,736	1.2%
William H. White	53,456	*
David D. Dunlap	1,055,804	*
Jeffrey E. Smith	102,123	*
Margaret B. Shannon	497,022	*
Kenneth A. Williams	463,128	*
All current directors and executive officers as a group (16 persons)	6,336,745	2.1%

*	Less than 1%

(1)	The persons named in the table have sole voting and investment power over all shares of Common Stock which are beneficially owned by them. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days, and ownership figures in the table above include the following shares subject to options granted pursuant to the Company’s incentive plans and exercisable within 60 days of December 8, 2006: Mr. Heiligbrodt— 20,380 shares; Mr. Huff—53,139 shares; Mr. Jordan—53,139 shares; Mr. Patrick—53,139 shares; Mr. Payne—29,139 shares; Mr. Stewart—2,711,557 shares; Mr. White—37,139 shares; Mr. Dunlap—883,144 shares; Mr. Smith—90,715 shares; Ms. Shannon—276,784 shares; and Mr. Williams—162,320 shares.

(2)	Based on an aggregate of 293,176,573 shares of common stock issued and outstanding as of December 8, 2006. Assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Meetings. During fiscal 2006, the Board of Directors held six meetings of the full Board and twelve meetings of committees. The Nominating and Governance Committee held two meetings, the Executive Compensation Committee held three meetings and the Audit Committee held seven meetings during fiscal 2006. In addition, the Company’s independent auditors and management met with the Audit Committee Chairman prior to the issuance of earnings press releases, and the other members of the Audit Committee were invited to attend, and often do attend, these meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served. It is the policy of the Board of Directors that directors are encouraged to attend each meeting of stockholders, and all of the directors attended the last Annual Meeting of Stockholders.

Compensation. During fiscal 2006, the Company paid non-employee directors a monthly retainer based on an annual retainer of $60,000, an annual retainer of $25,000 to the Audit Committee Chairman, and annual retainer of $10,000 to the each of the chairman of the Executive Compensation Committee and the Nominating and Corporate Governance Committee and an attendance fee of $1,500 for each Board or committee meeting attended. Members of the Audit Committee receive a fee of $1,500 for each quarterly pre-earnings release conference call in which they participate. Committee chairmen are also paid an additional attendance or participation fee equal to 50% of the meeting fee paid to other committee members. The Lead Director also receives an annual retainer of $10,000. Directors who are employees of the Company are not paid directors’ fees. The Company reimburses the directors’ out-of-pocket expenses. In addition, under the terms of the 1997 Incentive Plan and the 2000 Incentive Plan, non-employee directors are eligible to receive awards of options to purchase shares of Common Stock. Under the terms of the 2003 Incentive Plan, non-employee directors are eligible to receive any awards except incentive stock options. Each non-employee director was granted 16,000 options for fiscal 2006 (with an exercise price of $32.51). These awards were made under the 2000 Incentive Plan. Also, each non-employee director was granted 8,000 shares of phantom stock for fiscal 2006. These awards were made under the 2003 Incentive Plan. Each share of phantom stock represents the right to receive one share of Common Stock. These options and shares of phantom stock vest in one-third installments on the first, second and third anniversaries of the grant date.

Under the Directors’ Benefit Plan, which was adopted in 2000, each non-employee director serving on the Board for more than three years will earn an annual benefit for each year of service on the Board equal to the annual retainer in effect for directors at the time of termination of his Board service. Payment of the benefit commences following the director’s termination of service and continues for the number of years equal to his years of service as a director of the Company. Directors who have served on the Board for more than ten years will receive an amount based on their years of service, paid over a ten-year period. In the event of the death of a participant, benefit payments will be made to the director’s beneficiaries over the remainder of the benefit period. The three-year minimum period is waived in the case of death. For purposes of the plan, each director completes a “year of service” on the anniversary of the date on which he was first elected to the Board. The non-employee directors were first elected on the following dates: Mr. Heiligbrodt—May 7, 1992; Mr. Huff—May 7, 1992; Mr. Jordan—August 20, 1990; Mr. Patrick—April 13, 1995; Mr. Payne—January 28, 1999; and Mr. White—January 22, 2003.

Non-Management Sessions; Communications. For fiscal 2006, the non-management directors met in four executive sessions without management present. Mr. Patrick was selected by the Board to serve as Lead Director for 2006 and presided at these sessions. Mr. Jordan has been selected by the Board to serve as Lead Director for 2007. Interested parties may communicate directly with the Board, non-management directors or the Lead Director by sending a letter to the attention of the Board, non-management directors or the Lead Director, as applicable, c/o Vice President and General Counsel, BJ Services Company, 4601 Westway Park Boulevard, Houston, Texas 77041.

Independence. The Board has determined that each of the directors except for Mr. Stewart is independent as that term is defined by rules of the New York Stock Exchange and, in the case of the Audit Committee, the Securities and Exchange Commission. Mr. Stewart is not an independent director because he is an officer and employee of the Company. In determining that each of the other directors is independent, the Board considered that we and our subsidiaries in the ordinary course of business buy from and sell products and services to other companies, including those at which certain directors are or have been executive officers or directors. Until May 2006, Mr. Huff served as chief executive officer of Oceaneering International, Inc., a subsidiary of which is a vendor to the Company in amounts that are not material, and as a director of Suncor Energy Inc., which is our customer. Mr. Huff continues to serve as chairman of the board of directors of Oceaneering. Mr. Payne served as an executive officer of Nuevo Energy Company, another customer of ours, prior to his retirement from Nuevo Energy in 2004. In addition, until the end of 2004, Mr. Payne served as an executive officer of a charitable organization to which we make contributions from time to time. In each case, the transactions and contributions did not automatically disqualify the directors from being considered independent under the NYSE rules. The Board also determined that these transactions were not otherwise material to us or to the other company involved in the transactions and that none of our directors had a material interest in the transactions with these companies. Based upon its review, the Board of Directors has affirmatively determined that each of the directors, except for Mr. Stewart, is independent and that none of these independent directors has a material relationship with us.

The following table shows the committees on which each director serves:

Director	Audit	Nominating and Governance	Executive Compensation
L. William Heiligbrodt		X	X
John R. Huff	X		X
Don D. Jordan	X		X
Michael E. Patrick	X		X
James L. Payne		X	X
J. W. Stewart
William H. White	X	X

Audit Committee. The responsibilities of the Audit Committee, composed of Messrs. Huff (Chairman), Jordan, Patrick and White, include:

•	engaging the independent auditors;

•	reviewing interim financial information;

•	reviewing the scope and results of the annual audit of our consolidated financial statements with the independent auditors, internal auditors and management;

•	reviewing the independence of the independent auditors;

•	reviewing actions by management on the independent and internal auditors’ recommendations; and

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal controls and internal audit procedures.

To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Board of Directors has determined that all of the Audit Committee members are audit committee financial experts. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on our website (www.bjservices.com) and is also included as Appendix I to this proxy statement.

Executive Compensation Committee. The responsibilities of the Executive Compensation Committee, composed of Messrs. Jordan (Chairman), Heiligbrodt, Huff, Patrick and Payne, include:

•	reviewing and determining our executive salary, bonus, equity incentive and overall compensation structure;

•	reviewing our employee stock incentive plans, thrift plan and employee stock purchase plan as well as incentive alternatives;

•	reviewing our perquisite program;

•	conducting annual performance evaluations of senior executives;

•	adopting a succession plan for senior management; and

•	recommending directors’ fees.

The Board of Directors has adopted a charter for the Executive Compensation Committee, a copy of which is available on our website (www.bjservices.com).

In 2005, we formalized stock ownership guidelines for executive officers, providing for executive officers to own three times the officer’s salary in value of common stock. New officers are allowed to reach this level by keeping shares received through earned performance units. As an officer receives performance units with the specified value, an officer is expected to hold the specified value of common stock and not sell shares below that amount. In addition, on November 16, 2006, the Nominating and Corporate Governance Committee revised the stock ownership guidelines for directors. The revised guidelines provide that directors who have been a member of our Board of Directors for more than one year are expected to have an investment in our common stock in excess of $300,000.

Nominating and Governance Committee. The responsibilities of the Nominating and Governance Committee, composed of Messrs. Heiligbrodt (Chairman), Payne and White include:

•	selecting candidates to fill vacancies on the Board of Directors;

•	reviewing the structure and composition of the Board;

•	reviewing the responsibilities, organization and membership of all Board committees;

•	reviewing director policies on retirement and indemnification issues;

•	considering corporate governance principles and guidelines; and

•	considering qualifications required for Board service and for nominations by the committee and by stockholders.

The Board of Directors has adopted a charter for the Nominating and Governance Committee, a copy of which is available on our website (www.bjservices.com).

The Nominating and Governance Committee has established the following minimum qualifications for non-employee director candidates that it recommends for nomination:

•	ability to provide insight, wisdom and experience;

•	willingness to demand high expectations of management;

•	availability for attendance at, and willingness to participate in, Board and committee meetings;

•	ability to contribute to the Board’s decision-making process; and

•	ability to identify, and willingness to avoid, conflicts of interest.

The Nominating and Governance Committee has established procedures for identifying and evaluating nominees. First, the Committee considers the Board’s needs. For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry) would benefit the Board. The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by stockholders. The Committee then evaluates these recommendations and identifies prospective nominees to interview. Results from the interview process are reported to the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the stockholders.

Stockholders may nominate director candidates in accordance with our Bylaws. To summarize, such nominations must be made in writing to our Secretary at our principal executive offices. The recommendation must set forth certain information about both the nominee and the nominating stockholder(s). The foregoing is a summary, and the specific requirements and procedures of the Bylaws control.

It is the policy of the Nominating and Governance Committee to consider nominating any director candidate nominated by one or more stockholders in accordance with our Bylaws, provided that the nomination includes the following additional information:

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold his, her or its shares through the date of the meeting of stockholders at which the candidate would stand for election;

•	a description of all relationships between the candidate and the stockholder and any agreements or understandings between the candidate and the stockholder regarding the nomination;

•	a description of all relationships between the candidate and any of our competitors, customers, suppliers or other persons with special interests regarding the Company;

•	a statement supporting the stockholder’s view that the candidate possesses the minimum qualifications prescribed by the Committee for nominees, and a brief description of the contributions that the candidate would be expected to make to the Board of Directors and to our governance; and

•	a statement by the stockholder whether, in the view of such stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

If a nomination is made by two or more stockholders, the foregoing information must be submitted with respect to each stockholder. The Committee’s acceptance of a proposal for consideration does not imply that the Committee has any obligation to interview or nominate the candidate. Candidates proposed by stockholders in accordance with the foregoing requirements are considered by the Committee in the same manner as all other candidates. In evaluating candidates for director, the Committee may, in its discretion, consider a candidate’s qualifications in relation to the overall structure and composition of the Board of Directors.

CODE OF ETHICS

We have adopted a supplemental code of ethics that applies to our directors and executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics is available in print to stockholders upon request and on our website (www.bjservices.com).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management’s responsibility. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met seven times during the year ended September 30, 2006.

The independent auditors provided the Committee a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors.

The Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed the Company’s audited financial statements as of and for the year ended September 30, 2006, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, for filing with the Securities and Exchange Commission.

John R. Huff, Chairman

Don D. Jordan

Michael E. Patrick

William H. White

December 7, 2006

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors consists of five directors who are not employees of the Company and who are independent, as defined by the standards of the New York Stock Exchange. The Committee annually reviews the Company’s compensation program and policies for executive officers and directors and determines the compensation of executive officers and directors.

Compensation of Executive Officers. The Committee’s overall policy regarding compensation of the Company’s executive officers, including Mr. Stewart, is to provide competitive salary levels and compensation incentives that (1) attract and retain individuals of outstanding ability in these key positions, (2) recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and (3) support both the short-term and long-term goals of the Company. The Executive Compensation Committee believes this approach closely links the compensation of the Company’s executives to the accomplishment of Company goals that coincide with stockholder objectives.

In addition, the Executive Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain conditions are met.

The executive compensation program has in the past included three elements that, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. These elements are (1) base salary, (2) annual bonus plan award, and (3) long-term incentive awards, which in the past have included stock option grants, phantom stock awards, bonus stock awards and performance unit awards.

Providing Competitive Levels of Compensation. The Executive Compensation Committee generally attempts to provide the Company’s executives, including Mr. Stewart, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to the performance achieved by the Company’s peers. The compensation is typically weighted toward long-term incentives with base compensation targeted in the range of the 50th percentile of the compensation comparator group considered by the Committee. The Committee determines a competitive level of compensation for each executive based on information drawn from a variety of sources, including proxy statements of other companies and surveys conducted by compensation consultants. An independent consultant periodically reviews and provides survey data to the Chief Executive Officer and the Executive Compensation Committee to compare the Company’s executive compensation with compensation levels at companies in an industry peer group. The Committee obtained an independent survey in the fall of 2006 for the purpose of determining 2007 compensation for executive officers.

While the targeted value of an executive’s compensation package may be competitive, its actual value may exceed or fall below competitive levels depending on performance, as discussed below.

Base Salaries. The Committee periodically reviews and establishes executive base salaries. Generally, base salaries are determined according to the following factors: the individual’s experience level; scope and complexity of the position held; and annual performance of the individual. In addition, the Committee considers the survey data. Based on fiscal 2006 performance, all executives received salary increases for fiscal 2007, including Mr. Stewart. The Company provides perquisites to its senior executives, who choose from the following perquisites: club membership dues, extended life insurance, annual medical examination, financial counseling and charitable contributions. The perquisite plan has been approved by the Committee.

The Annual Bonus Plan. The purpose of the annual bonus plan is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards are paid based upon the achievement of corporate performance objectives established for the fiscal year.

Targeted bonus award levels for the Company’s executive officers are established by the Committee each year. The Company’s annual performance measures are established jointly by the Committee and management. For fiscal 2006, bonus targets for the Company’s Chief Executive Officer and its other executive officers were based on earnings per share objectives. These objectives are established at three levels: entry level, expected value (target level) and over-achievement level. The Committee does not disclose the specific earnings per share objectives because it believes such disclosure would be detrimental to the Company’s competitive position in the industry. The Company’s fiscal 2006 earnings per share achievement was above the over-achievement level. All of the executive officers, including Mr. Stewart, received a bonus at this level for fiscal 2006.

Long-Term Incentive Program. The long-term incentive program was introduced in fiscal 1993 to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the energy services industry. The program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. The Executive Compensation Committee generally attempts to provide the Company’s executives, including Mr. Stewart, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to its peers, and is typically weighted toward long-term incentives. Aggregate stock or option holdings of the executive have no bearing on the size of a performance award.

The incentive plans approved by the stockholders of the Company provide flexibility to the Committee in the types of long-term incentive awards that can be made. For fiscal 2006, the Committee made grants of performance units, phantom stock and bonus stock, each of which are payable in stock and have an attached tax gross-up, and the Committee also awarded stock options. Performance units, phantom stock, bonus stock and stock options were granted to Mr. Stewart and the other officers named in the summary compensation table on November 15, 2006. In addition, Mr. Smith was granted options on May 25, 2006 in connection with his promotion to Vice President-Finance and Chief Financial Officer.

Performance units generally vest at the end of a three-year period, based on Company performance over such period measured against pre-established objectives. The performance goals were tied to the Company’s stock performance compared to the stock performance of the peer group. Performance units granted to executives in 2003 were scheduled to vest in 2006. The measurement period was the beginning of the three-year performance period, compared to the end of the three-year performance period. Because the performance goals were not met, these performance units were cancelled.

Each share of phantom stock represents the right to receive one share of Common Stock. Phantom stock generally vests ratably on each of the first three anniversaries of grant. The vesting of phantom stock is contingent on the Company meeting certain financial performance targets during the vesting period, and the Committee reserves the right to reduce the amount of phantom stock issuable on any vesting date.

Each share of bonus stock represents the right to receive one share of Common Stock. The bonus stock granted on November 15, 2006 to Mr. Stewart and each of the other officers named in the summary compensation table will vest in one-quarter installments at the end of each of the four calendar quarters beginning March 31, 2007; however, vesting of the bonus stock is contingent on the Company meeting certain financial performance targets during the vesting period.

CEO Compensation. A separate, formal process of evaluating Mr. Stewart was conducted, and the results of that process were considered in determining Mr. Stewart’s compensation. Specifically, the Committee’s considerations included:

•	whether Mr. Stewart achieved his goals for fiscal 2006;

•	current and historical shareholder return and performance of the Company’s stock against the shareholder return and stock performance of the Company’s peer group;

•	the Company’s return on assets versus peer group return on assets;

•	the Company’s earnings growth versus peer group earnings growth; and

•	the Company’s financial performance for fiscal 2006 compared to the Company’s one- and five-year plans.

Further, the Committee considered various qualitative factors, including leadership skills and dedication to strategic planning. The Committee did not base its considerations on any single factor or specifically assign relative weights to factors.

Key Employee Share Option Plan and Deferred Compensation Plan. In 1997, the Committee approved the BJ Services Company Key Employee Share Option Plan, called the “Keysop Plan,” which allows participants to elect to receive, in lieu of salary and bonus, options to purchase certain designated mutual funds. An executive will not be taxed on the value of the mutual funds until the Keysop option is exercised, and the Company does not deduct such amount for tax purposes as compensation until the option is exercised. Beginning January 1, 2005, future elections were discontinued. In 2000, the Company also implemented a deferred compensation plan for officers and certain key employees that enables participants to defer taxation on their bonus and a portion of their salary. Amounts deferred after January 1, 2005, are subject to new Section 409(A) of the Internal Revenue Code (“Section 409”) and the plan will be modified to conform to this law.

Supplemental Executive Retirement Plan. In 2000, the Committee approved the BJ Services Company Supplemental Executive Retirement Plan, which provides supplemental retirement benefits to the Company’s executive officers. The purpose of this plan is to insure that the Company’s overall compensation program for its executives is competitive.

Compensation of Directors. The Committee is also responsible for determining the annual retainer, meeting fees, stock options and other benefits for members of the Board of Directors. The Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability.

During fiscal 2006, the Company paid non-employee directors a monthly retainer based on an annual retainer of $60,000, an additional annual retainer of $25,000 to the Audit Committee Chairman and annual retainers of $10,000 to the other committee chairmen, and an attendance fee of $1,500 for each Board or committee meeting attended. Members of the Audit Committee received a fee of $1,500 for each quarterly pre-earnings release conference call in which they participated. Committee chairmen are also paid an additional attendance or participation fee equal to 50% of the meeting fee paid to other committee members. The Lead Director also receives an annual retainer of $10,000. Directors who are employees of the Company are not paid directors’ fees. The Company reimburses the directors’ out-of-pocket expenses. In addition, under the terms of the 1997 Incentive Plan and the 2000 Incentive Plan, non-employee directors are eligible to receive awards of options to purchase shares of Common Stock. Under the terms of the 2003 Incentive Plan, non-employee directors are eligible to receive any awards except incentive stock options.

Under the Directors’ Benefit Plan, which was adopted in 2000, each non-employee director serving on the Board for more than three years will earn an annual benefit for each year of service on the Board equal to the annual retainer in effect for directors at the time of termination of his Board service. Payment of the benefit commences following the director’s termination of service and continues for the number of years equal to his years of service as a director of the Company. Directors who have served on the Board for more than ten years will receive an amount based on their years of service, paid over a ten-year period. In the event of the death of a participant, benefit payments will be made to the director’s beneficiaries over the remainder of the benefit period. The three-year minimum period is waived in the case of death.

American Jobs Creation Act (“AJCA”). On October 22, 2004, a new law was enacted which made sweeping changes to the administration, design and taxation of all deferred compensation arrangements. AJCA is generally effective for deferrals made on or after January 1, 2005, but may also apply to amounts deferred before that date if such amounts are not vested as of December 31, 2004 or are made pursuant to a plan that either was not in existence on or was materially modified after October 3, 2004. Failure to comply with the new law will result in adverse tax consequences to participants and possible reporting penalties to the Company. The new law impacts, and changes are required under, the Deferred Compensation Plan, the Supplemental Executive Retirement Plan, and the Directors’ Benefit Plan, as well as other benefit arrangements applicable to officers and directors. The Internal Revenue Service has issued proposed regulations implementing the new law, and has deferred issuing final regulations until 2007. Pending the issuance of these regulations, the Company has endeavored to comply in good faith with the new law. The Company’s plans and arrangements have been and will continue to be reviewed to insure that the requirements of AJCA are timely met.

Don D. Jordan, Chairman

L. William Heiligbrodt

John R. Huff

Michael E. Patrick

James L. Payne

November 15, 2006

This report of the Executive Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Performance Graph – Total Stockholder Return. The following is a line graph comparing our cumulative, five-year total shareholder return with a general market index (the S&P 500) and a group of peers selected by us. The peer group is comprised of the following companies: Baker Hughes Inc.; Halliburton Company; Schlumberger N.V.; Smith International, Inc.; and Weatherford International Inc.

The graph assumes investments of $100 on September 30, 2001, and the reinvestment of all dividends.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following information relates to compensation paid by us for fiscal 2004, 2005 and 2006 to our Chief Executive Officer and each of the other four most highly compensated executive officers in fiscal 2006:

Long-Term Compensation
	Annual Compensation (1)			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus (2)	Restricted Stock Awards (3)	Securities Underlying Options/ SARs (4)	LTIP Payouts	All Other Compensation (5)
		($)	($)	($)	(#)	($)	($)
J. W. Stewart Chairman of the Board, President and Chief Executive Officer	2006 2005 2004	987,501 914,843 855,836	1,750,014 1,341,262 1,127,520	2,507,189 — —	250,000 240,848 322,580	— — —	87,944 43,064 81,062

Jeffrey E. Smith Vice President—Finance and Chief Financial Officer	2006 2005 2004	338,547 212,663 199,168	442,214 171,466 144,268	423,155 — —	104,622 24,085 23,870	— — —	18,706 11,886 11,683

Kenneth A. Williams Vice President and President— U.S. Operations	2006 2005 2004	464,163 428,340 385,841	575,755 441,525 360,836	1,315,174 — —	140,910 130,057 160,518	— — —	41,662 17,936 26,688

David Dunlap Vice President and President— International Division	2006 2005 2004	422,665 391,672 361,670	524,305 401,940 338,002	1,170,013 — —	127,273 113,198 140,854	— — —	26,680 16,882 24,211

Margaret B. Shannon	2006	355,999	441,000	585,006	63,637	—	34,010
Vice President—General Counsel	2005 2004	332,497 310,840	341,040 287,753	— —	57,803 63,637	— —	22,593 26,759

(1)	Perquisites and other personal benefits paid or distributed during fiscal 2004, 2005 and 2006 to the individuals listed in the table above did not exceed, for any individual, the lesser of $50,000 or 10 percent of such individual’s total salary and bonus. These amounts include premiums for life insurance paid by the Company on behalf of Messrs. Stewart, Dunlap, Smith and Williams and Ms. Shannon. See note (5) below.

(2)	Includes bonuses earned in the reported fiscal year and paid in the following fiscal year.

(3)	Represents dollar value of grants of phantom stock and bonus stock made on November 15, 2006 based on the closing price of our Common Stock of $32.79 on November 15, 2006. No other shares of phantom stock or bonus stock are held by any named executive officer. The total amount of phantom stock and bonus stock held by each named executive officer and the value of such phantom stock and bonus stock based on the closing price of our Common Stock of $30.13 on September 29, 2006 are as follows:

Name	Phantom Stock	Bonus Stock	Aggregate Value
	(#)	(#)	($)
J.W. Stewart	29,513	46,949	2,303,800
Jeffrey E. Smith	9,660	3,245	388,828
Kenneth A. Williams	16,635	23,474	1,208,484
David Dunlap	15,025	20,657	1,075,099
Margaret B. Shannon	7,512	10,329	557,549

Each share of phantom stock and each share of bonus stock represents the right to receive one share of Common Stock. Shares of phantom stock vest in one-third installments on the first, second and third anniversaries of the grant date. Bonus stock vests in one-quarter installments at the end of each of the four calendar quarters beginning March 31, 2007. The phantom stock and bonus stock grants include a tax gross up payable in cash. Vesting of both phantom stock and bonus stock is subject to our achievement of certain financial performance. No dividends will be paid in respect of either phantom or bonus stock prior to vesting.

(4)	Represents number of shares of Common Stock underlying options granted for performance in each respective year.

(5)	Includes contributions to 401(k) plan, deferred compensation plan and premium for life insurance.

Name	Year	401(k) Plan	Deferred Compensation Plan	Life Insurance
		($)	($)	($)
J.W. Stewart	2006	21,733	60,667	5,544
	2005	14,906	9,262	18,896
	2004	12,500	51,381	17,181

Jeffrey E. Smith	2006	15,300	2,950	456
	2005	10,379	1,507	—
	2004	9,755	1,928	—

Kenneth A. Williams	2006	20,300	17,750	3,612
	2005	13,074	4,862	—
	2004	12,250	14,438	—

David Dunlap	2006	15,300	10,540	840
	2005	9,937	4,012	2,933
	2004	9,188	12,263	2,760

Margaret B. Shannon	2006	20,650	10,150	3,210
	2005	13,862	3,462	5,269
	2004	11,737	9,875	5,147

The deferred compensation plan provides that we contribute the following amounts to the plan on behalf of each executive officer who participates: (a) for each calendar month, an amount equal to 50% of the participant’s deferrals of “Excess Compensation” (the participant’s salary over a specified Internal Revenue Code limit ($205,000 for 2004, $210,000 for 2005 and $220,000 for 2006)), but not in excess of 6% of the participant’s Excess Compensation for the calendar month; (b) for each calendar month, an amount equal to 50% of the participant’s deferrals of “Regular Compensation” (the participant’s base salary up to the Internal Revenue Code limit noted above), but not in excess of 6% of the participant’s Regular Compensation for the calendar month; and (c) for each calendar month, a percentage (up to 5%) of the participant’s monthly Excess Compensation. We may also make contributions to the plan on behalf of participants to make up for certain contributions that were forfeited under, or not permitted to be made to, the 401(k) plan due to Internal Revenue Code limitations applicable to such plan.

Option/SAR Grants in Last Fiscal Year

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/ SARs Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
J. W. Stewart	250,000	14.3%	$32.51	11/15/2013	3,308,709	7,710,698
Jeffrey E. Smith	22,803	1.3%	$33.30	5/25/2013	309,128	720,399
Jeffrey E. Smith	81,819	4.7%	$32.51	11/15/2013	1,082,861	2,523,526
Kenneth A. Williams	140,910	8.1%	$32.51	11/15/2013	1,864,921	4,346,058
David Dunlap	127,273	7.3%	$32.51	11/15/2013	1,684,437	3,925,455
Margaret B. Shannon	63,637	3.6%	$32.51	11/15/2013	842,225	1,962,743

(1)	With the exception of the grant to Mr. Smith of options to purchase 22,803 shares, which was made on May 25, 2006, all options reflected in the table were earned in fiscal 2006 and granted on November 15, 2006. Options granted during fiscal 2006 (i.e., earned in fiscal 2005) were reported in last year’s proxy statement. No stock appreciation rights (“SARs”) were granted in tandem with the options reflected in this table. These options will become exercisable ratably over a three-year period, with one-third of each grant vesting on each of the first, second and third anniversaries of the date of grant.

(2)	Reflects the percentage of total options granted in fiscal 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth certain information regarding options that persons named in the Summary Compensation Table above exercised during fiscal 2006 and options that those persons held at September 30, 2006. The values of unexercised in-the-money stock options at September 30, 2006, shown below are presented pursuant to Securities and Exchange Commission rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)(1)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. W. Stewart			2,392,824	586,824	43,131,702	3,385,806
Jeffrey E. Smith	26,240	515,204	65,714	71,816	1,436,503	239,098
Kenneth A. Williams	135,018	2,898,634	—	302,529	—	1,680,885
David Dunlap			740,854	264,706	13,597,922	1,472,932
Margaret B. Shannon			205,160	133,711	3,384,224	740,073

(1)	Does not include options granted after the end of the fiscal year and reflected in the table “Option/SAR Grants in Last Fiscal Year.”

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table sets forth certain information regarding performance units granted to the individuals named in the Summary Compensation Table for performance during fiscal 2006. Performance units represent the right to receive shares of Common Stock, the number of which is determined by the performance of our stock as measured against pre-established objectives. The performance units generally vest at the end of a three-year period, based on the performance of the Common Stock against such pre-established objectives. If our stock fails to meet the pre-established threshold level, 33 1/3% of the performance units will vest, subject to reduction by the Executive Compensation Committee in its discretion, if we earn a profit, exclusive of asset write downs, for each of the three fiscal years ending with fiscal year 2009. Each performance unit includes a tax gross-up paid in cash.

Name	Number of Performance Units (#)	End of Performance Period	Estimated Future Payouts Under Non-Stock Price Based Plans
			Threshold (#)	Target (#)	Maximum (#)
J. W. Stewart	34,775	9/30/2009	17,388	34,775	46,355
Jeffrey E. Smith	11,381	9/30/2009	5,691	11,381	15,171
Kenneth A. Williams	19,601	9/30/2009	9,801	19,601	26,128
David Dunlap	17,704	9/30/2009	8,852	17,704	23,599
Margaret B. Shannon	8,852	9/30/2009	4,426	8,852	11,800

Supplemental Executive Retirement Plan

We implemented the Supplemental Executive Retirement Plan for our senior executives, including Mr. Stewart, effective October 1, 2000. The following table indicates the hypothetical annual benefit payable under the plan based on a hypothetical single life annuity computation starting at age 60, using a formula of 2% per year of service, but not more than 60%, of the participant’s “highest average compensation,” which is the average base salary and bonus paid for the three highest consecutive years out of the participant’s last ten years of employment. This benefit would be reduced by the Social Security and other benefits listed below.

Pension Plan Table—Hypothetical Annuity

Highest Average Compensation	Years of Service
	5	10	15	20	25	30	35	40
$200,000	20,000	40,000	60,000	80,000	100,000	120,000	120,000	120,000
$400,000	40,000	80,000	120,000	160,000	200,000	240,000	240,000	240,000
$600,000	60,000	120,000	180,000	240,000	300,000	360,000	360,000	360,000
$800,000	80,000	160,000	240,000	320,000	400,000	480,000	480,000	480,000
$1,000,000	100,000	200,000	300,000	400,000	500,000	600,000	600,000	600,000
$1,200,000	120,000	240,000	360,000	480,000	600,000	720,000	720,000	720,000
$1,400,000	140,000	280,000	420,000	560,000	700,000	840,000	840,000	840,000
$1,600,000	160,000	320,000	480,000	640,000	800,000	960,000	960,000	960,000
$1,800,000	180,000	360,000	540,000	720,000	900,000	1,080,000	1,080,000	1,080,000
$2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000	1,200,000	1,200,000
$2,200,000	220,000	440,000	660,000	880,000	1,100,000	1,320,000	1,320,000	1,320,000
$2,400,000	240,000	480,000	720,000	960,000	1,200,000	1,440,000	1,440,000	1,440,000
$2,600,000	260,000	520,000	780,000	1,040,000	1,300,000	1,560,000	1,560,000	1,560,000
$2,800,000	280,000	560,000	840,000	1,120,000	1,400,000	1,680,000	1,680,000	1,680,000
$3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000	1,800,000	1,800,000
$3,200,000	320,000	640,000	960,000	1,280,000	1,600,000	1,920,000	1,920,000	1,920,000

The credited years of service of the named executive officers, at September 30, 2006, are as follows: Mr. Stewart—37 years; Mr. Williams—33 years; Mr. Dunlap—16 years; Mr. Smith—18 years; and Ms. Shannon—12 years.

The hypothetical annuity shown above would be reduced by (i) the Social Security benefit payable at age 62, (ii) certain contributions by us for the participant’s account under our 401(k) plan and 401(k) restoration plan, and (iii) any annual benefit the participant will receive under a defined benefit pension plan maintained by our predecessors. The average annual reduction in benefit currently projected by us for the five named officers is $56,355. In the case of early retirement, death, disability or change in control before the participant reaches age 60, the benefit is reduced. The compensation covered by the plan for the most recent three years does not differ by more than 10% from the annual compensation shown in the Summary Compensation Table.

The actual benefit payable is the actuarial equivalent of the hypothetical annuity, after applicable offsets, paid out over a period elected by the participant of from five to 30 years.

A participant’s benefit is fully vested upon the later of the participant’s 55th birthday or the date the participant completes five full years of service. Prior to age 55, no part of the benefit is vested, unless the participant dies, becomes disabled, or a change in control occurs. If one of these events occurs, the participant’s benefit will be fully vested. In the event of a change in control, the participant will be given three years’ credit for years of service and age in calculating the benefit.

A participant’s interest in the plan is generally distributed upon retirement in accordance with the participant’s distribution election. The Executive Compensation Committee may, however, direct that the benefits be paid as a lump sum. A lump sum payment will be paid in the event of death or a change in control, and may be paid by the Committee at the request of the participant in the case of disability.

Upon a change of control, a participant may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Under the plan, in the event of change of control, a participant will be reimbursed for all excise taxes that we imposed on the participant under Section 280G and any income and excise taxes that are payable by the participant as a result of any reimbursements for Section 280G excise taxes.

We have purchased life insurance to finance the benefits under this plan.

Equity Compensation Plan Information

The following table provides information about the Common Stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of September 30, 2006. The table below reflects a 2 for 1 stock split effective September 1, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights *		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)
Equity Compensation Plans Approved by Stockholders (1)	9,741,284	(1)	$18.12	(1)	18,203,604	(2)
Equity Compensation Plans Not Approved by Stockholders (3)	—		—		—
TOTAL

*	Includes performance units.

(1)	Issued under our 1990 Stock Incentive Plan, the 1995 Incentive Plan, the 1997 Incentive Plan, the 2000 Incentive Plan and the 2003 Incentive Plan. Under the 1999 Employee Stock Purchase Plan for the year ended September 30, 2006, 488,571 shares of Common Stock were issued at a price of $25.61 per share.

(2)	Includes shares available for future issuance under the 1999 Employee Stock Purchase Plan.

(3)	All of our equity plans have been submitted to and approved by our stockholders.

SEVERANCE AGREEMENTS

We have severance agreements with our executive officers, including each of the named executive officers shown in the Summary Compensation Table. The severance agreements were effective August 27, 1993, except for Ms. Shannon’s agreement, which was effective February 14, 1994, Mr. Dunlap’s agreement, which was effective November 27, 1995 and Mr. Smith’s agreement which was effective November 21, 2002. In 1999, the Board of Directors approved amendments to the form of executive severance agreements. The following describes the terms of the form of severance agreement, as so amended. The term of each agreement is automatically extended for an additional year at the end of each year, unless we have given one year’s prior notice of termination. The agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control. If, following a change in control, the executive is terminated by us for any reason, other than for death, disability or for cause, or if such executive officer terminates his or her employment for good reason (as this term is defined in the agreements), then the executive officer is entitled to a severance payment that will be three times the sum of the executive officer’s base salary and bonus amount, as defined in the agreements, plus an amount equal to three times the value of the executive’s largest long-term incentive grant in the prior three years. Option awards that are intended as two-year awards will be annualized for purposes of this calculation. The executive will also receive a pro-rated bonus payment in respect of the fiscal year of termination equal to the greater of the target bonus amount for that year or the bonus that would actually be payable in respect of that year based on our financial performance to the date of termination. The severance payment is generally made in the form of a lump sum. For a period of up to three years, we would also provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination. Further, we would provide outplacement services, and we would provide retiree medical coverage if the executive were within five years of eligibility at the time of termination following a change in control. Additionally, all unvested options and performance units under our stock incentive plans would fully vest upon a change in control.

If a change in control occurs, the severance agreements are effective for a period of two years from the date of such change in control. Under the severance agreements, a change in control would generally include any of the following events: (i) any “person”, as defined in the Exchange Act, acquires 25 percent or more of the our voting securities; (ii) a majority of our directors are replaced during a two-year period; (iii) stockholders approve a merger, resulting in (a) 60% or less of the common stock and voting securities of the surviving corporation being owned by the same persons that owned our Common Stock immediately prior to such merger, (b) a person owning 25% or more of the surviving corporation’s common stock or voting securities, or (c) replacement of a majority of the members of the Board of Directors; or (iv) our stockholders approve a liquidation or sale of our assets.

Upon a change in control an executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse our executives for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to us during fiscal 2006, reports on Form 5 and amendments thereto furnished to us with respect to fiscal 2006, and written representations from officers and directors that no Form 5 was required to be filed, we believe that, with the exception of a Form 4 for Paul Yust, our Chief Information Officer, that was due on March 27, 2006 and filed on April 7, 2006, all filing requirements applicable to our officers, directors and beneficial owners of more than 10% of our Common Stock under Section 16(a) of the Exchange Act were complied with during fiscal 2006.

SOLICITATION

We are soliciting proxies for the 2007 Annual Meeting and will bear the cost of solicitation. In addition to solicitation by mail, certain of our directors, officers or regular employees may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and we will reimburse these parties for any out-of-pocket expenses.

VOTING PROCEDURES

A majority of the outstanding shares of Common Stock present or represented by proxy at the 2007 Annual Meeting constitutes a quorum for the transaction of business. The inspector of elections appointed by us will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The affirmative vote of holders of a plurality of the Common Stock present or represented by proxy at the meeting and entitled to vote is required for the election of each nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. On any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

INDEPENDENT AUDITORS

Deloitte & Touche LLP, independent public accountants, audited our consolidated financial statements for fiscal 2006, and has advised us that it will have a representative available at the 2007 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he or she so desires. We have not yet selected independent public accountants to audit our consolidated financial statements for fiscal 2007. Historically, we have selected independent public accountants for that purpose in May of the fiscal year during which the audit will take place. Thus, the Audit Committee of the Board of Directors intends to engage the accountants for such purpose in May 2007.

Deloitte & Touche LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audits of the Company’s 2005 and 2006 annual financial statements, the audit of the 2005 report on internal control over financial reporting, reviews of quarterly financial statements, and review of other documents filed with the Securities and Exchange Commission, (ii) assurance and other services reasonably related to the audit or review of the Company’s financial statements, and (iii) services related to tax compliance.

	Audit Fees	Audit-Related Fees (1)	Tax Fees (2)
Fiscal Year 2006 (3)	$6,706,000	$256,840	$—
Fiscal Year 2005 (3)	$8,645,563	$156,755	$4,500

(1)	The services comprising “Audit-Related Fees” included audits of the Company’s employee benefit plans and internal controls consultation. In addition, for fiscal year 2006 Audit-Related Fees included fees for statutory audits and fees relating to work in connection with the preparation and filing of a registration statement for the issuance of the Company’s Floating Rate Senior Notes due 2008 and 5.75% Senior Notes due 2011.

(2)	The services comprising “Tax Fees” included tax compliance, planning and advice.

(3)	There were no fees billed in fiscal year 2005 or 2006 that would constitute “All Other Fees.”

The Audit Committee of the Board of Directors has adopted policies regarding the pre-approval of auditor services. Specifically, the Audit Committee pre-approves at its May meeting all services provided by the independent public accountants. All additional services must be pre-approved on a case-by-case basis. The Audit Committee reviews the actual and budgeted fees for the independent public accountants at its May and November meetings. All of the services provided by Deloitte & Touche LLP during fiscal year 2005 and 2006 were approved by the Audit Committee.

PROPOSALS OF STOCKHOLDERS

Stockholders of record who intend to submit a proposal at the annual meeting of stockholders in 2008 must provide written notice to us in accordance with our Bylaws. Such notice should be addressed to the Secretary of the Company and must be received at our principal executive offices no later than November 1, 2007.

Stockholders who intend to submit a proposal at the annual meeting of stockholders in 2008 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in our Bylaws and Rule l4a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at our principal executive offices no later than August 22, 2007.

ADDITIONAL INFORMATION

Our Annual Report to Stockholders for the year ended September 30, 2006, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Additional copies of the Annual Report are available, without charge, upon request.

Our Corporate Governance Guidelines and Corporate Compliance and Business Ethics Manual are available on our website (www.bjservices.com), and copies of these documents, in addition to copies of the charters of the Audit Committee, the Nominating and Governance Committee and the Executive Compensation Committee, are available to stockholders, without charge, upon request.

We will furnish a copy of our Annual Report on Form 10-K for the year ended September 30, 2006, without exhibits, free of charge to each person who forwards a written request to Investor Relations, BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442.

APPENDIX I

BJ SERVICES COMPANY AUDIT COMMITTEE CHARTER

PURPOSE

A.	Assist board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors; and

B.	Prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

ROLE

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and will have such other duties, as may be directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, and on the Company’s processes to manage business and financial risk, and the Company’s processes for compliance with significant applicable legal, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company or performing other audit, review or attest services for the Company, and each such public accounting firm shall report directly to the Audit Committee.

MEMBERSHIP

The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations shall be followed in evaluating a member’s independence. The chairperson shall be appointed by the full Board.

COMMUNICATIONS/REPORTING

The public accounting firm shall report directly to the Committee. The Committee is expected to maintain free and open communication with the public accounting firm, the internal auditors, and the Company’s management. This communication shall include private executive sessions, at least annually, with the public accounting firm and the internal auditors. The Committee chairperson shall regularly report on Audit Committee activities to the full Board.

EDUCATION

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose or to otherwise carry out its duties.

RESPONSIBILITIES

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Checklist. The responsibilities checklist will be updated periodically to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compendium of Committee responsibilities, the most recently updated responsibilities checklist will be considered to be an addendum to this charter.

The Committee relies on the expertise and knowledge of management, the internal auditors, and the public accounting firm in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles. The public accounting firm is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures, and controls.

The Committee shall conduct an annual self-evaluation.

AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

WHEN PERFORMED
Audit Committee Meetings
		Spring	Fall	A/N*

1.	The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors			X

2.	The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others as it deems necessary to carry out its duties.			X

3.	The Committee shall meet two times per year or more frequently as circumstances require. Members of management shall attend the meeting and provide pertinent information as necessary. The Committee may meet without management present, if it wishes to do so.			X

4.	The agenda for Committee meetings will be prepared in consultation between the Committee chair and the CFO and Controller.	X	X	X

5.	Provide an open avenue of communication between the internal auditors, the public accounting firm, the CFO and Controller and the Board of Directors. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.			X

6.	Review and update the Audit Committee Responsibilities Checklist periodically.			X

7.	Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent public accounting firm.		X

8.	Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years.			X

9.	Appoint, approve the compensation of, and provide oversight of the public accounting firm. Insure that rotation requirements for engagement partners of outside auditors is satisfied.	X		X

10.	Confirm annually the independence of the public accounting firm, and approve the firm’s audit, audit related, tax and other fees. Obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.	X		X

11.	Verify the Committee consists of a minimum of three members who are financially literate, including at least one member who has financial sophistication.		X

12.	Review the independence of each Committee member based on NYSE and other applicable rules.		X

AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

WHEN PERFORMED
Audit Committee Meetings
		Spring	Fall	A/N*

13.	Discuss policies with respect to risk assessment and risk management. Inquire of the CFO and Controller, the head of Internal Audit, and the public accounting firm about significant risks or exposures and assess the steps management has taken to minimum such risk to the Company.			X

14.	Review with the public accounting firm and the CFO and Controller the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.	X

15.

Consider and review with the public accounting firm, the CFO and Controller and the head of Internal Audit:

a. The adequacy of the Company’s internal controls including computerized information system controls and security; and

b. Any related significant findings and recommendations of the independent public accountants and internal audit together with management’s response thereto.

X

16.	Review with the CFO, the Controller and the public accounting firm any significant changes to GAAP or accounting standards affecting the Company.		X

17.

Review with the CFO and Controller and the public accounting firm at the completion of the annual audit:

a. The Company’s annual financial statements and related footnotes

b. The public accounting firm’s audit of the financial statements and its report thereon

c. Any significant changes required in the public accounting firm’s audit plan.

d. Any audit problems or difficulties and management’s response.

e. Other matters related to the conduct of the audit which are to be communicated to the Committee under general accepted auditing standards

f.  All material off-balance sheet transactions.

			X	X

18.	Review with the CFO and Controller and the public accounting firm at least annually the Company’s critical accounting policies.		X	X

19.	Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officer or directors, or transactions that are not a normal part of the Company’s business. Confirm with the head of Internal Audit that there are no Company loans to officers or directors.		X

20.

Consider and review with the CFO and Controller and the head of Internal Audit:

a. Significant findings during the year and management’s responses thereto.

b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information

c. Any changes required in planned scope of their audit plan.

			X	X

21.	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee may address generally and is not required to address in advance of each earnings release or situation providing guidance. The Chairman of the Audit Committee will participate in a telephonic meeting among the CFO and Controller and the public accounting firm prior to earnings release.			X

AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

WHEN PERFORMED
Audit Committee Meetings
		Spring	Fall	A/N*

22.	Review the periodic reports of the Company with the CFO and Controller, the Company and the public accounting firm prior to filing of the reports with the SEC, including the financial statements contained in Reports on Form 10-Q and Form 10-K and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained therein.			X

23.

In connection with each periodic report of the Company, review

a. Management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act.

b. The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.

X

24.	Review with the head of Internal Audit and the chairman of the Compliance Committee the results of the review of the Company’s internal questionnaire, which monitors compliance with its compliance policies.		X	X

25.	Meet with the public accounting firm in executive session to discuss any matters that the Committee or the public accounting firm believe should be discussed privately with the Audit Committee.	X	X

26.	Meet with the head of Internal Audit in executive sessions to discuss any matters that the Committee or the head of Internal Audit believe should be discussed privately with the Audit Committee.	X	X

27.	Meet with management in executive sessions to discuss any matters that the Committee or management believes should be discussed privately with the Audit Committee.			X

28.

Establish procedures for

—the receipts, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

—the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters

X

29.	Annual performance evaluation of the Committee.		X

30.	Set clear hiring policies for employees or former employees of independent auditors.			X

*	As Needed

4601 WESTWAY PARK BOULEVARD HOUSTON, TX 77041

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BJ Services Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BJ Services Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

(Please sign, date and return this proxy in the enclosed

postage prepaid envelope.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BJSRV1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BJ SERVICES COMPANY

Vote On Directors

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. To elect TWO Class II Directors to serve a three-year term. Nominees for election as Class II Directors: 01) DON D. JORDAN 02) WILLIAM H. WHITE	For Withhold For All All All Except ☐ ☐ ☐

In the discretion of the proxies, on such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for Director and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of the nominees for Director.

NOTE: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian or other fiduciary, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BJ SERVICES COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 30, 2007

The Annual Meeting of the Stockholders of BJ Services Company (the “Company”) will be held on Tuesday, January 30, 2007, at 11:00 a.m. local time, at the WESTIN GALLERIA HOTEL located at 5060 WEST ALABAMA, HOUSTON, TEXAS 77056.

The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints J.W. Stewart, Jeffrey E. Smith and Margaret B. Shannon, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on January 30, 2007, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Common Stock of BJ Services Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

(Continued and to be dated and signed on the reverse side.)

ADDRESS CHANGES/COMMENTS

(If you noted any address changes/comments above, please check the corresponding box on the reverse side.)